ISSUER FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-124091

iPCS, Inc. is providing you with the following information in connection with a public offering of its common stock by two selling stockholders.

iPCS, Inc.

1,300,000 Shares of Common Stock

Issuer:	iPCS, Inc.

Symbol:	IPCS

Secondary Shares of iPCS, Inc.:	1,300,000 shares of common stock

Selling Stockholders:

Apollo Investment Fund IV, L.P. and Apollo Overseas Fund IV, L.P. Following the consummation of the offering, the Selling Stockholders will beneficially own 1,356,351 shares of common stock of iPCS, Inc.

Price to public:

CUSIP:	44980Y 30 5

Underwriters:	Banc of America Securities LLC

To review a filed copy of our current registration statement, go to the following link:

http://www.sec.gov/Archives/edgar/data/1108727/000110465906067483/a0620956_2posam.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

May 10, 2007